Filed pursuant to Rule 424(b)(5) SEC File No. 333-106079

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 28, 2003)

$300,000,000

Public Service Company of New Mexico

4.40% Senior Unsecured Notes Due 2008

We will pay interest on the senior unsecured notes, or SUNs, on March 15 and September 15 of each year, beginning March 15, 2004. The SUNs will mature on September 15, 2008. We may redeem some or all of the SUNs at any time prior to maturity at the make-whole redemption price described in this prospectus supplement. There is no sinking fund for the SUNs.

The SUNs will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations.

We do not intend to list the SUNs on any securities exchange or to include them in any automated quotation system.

Investing in the SUNs involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price (1)	Underwriting Discount	Proceeds to Us Before Expenses (1)
Per SUN	99.925%	0.600%	99.325%
Total	$299,775,000	$1,800,000	$297,975,000

(1)	Plus accrued interest, if any, from September 17, 2003 if settlement occurs after that date.

We expect that the SUNs will be delivered in book-entry form only through the facilities of The Depository Trust Company on or about September 17, 2003.

Joint Bookrunning Managers

Banc of America Securities LLC                Citigroup                        JPMorgan

Fleet Securities, Inc.                            Morgan Stanley                          Wachovia Securities

BOSC, Inc.                                                     Wells Fargo Institutional Brokerage and Sales

The date of this prospectus supplement is September 9, 2003.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of their respective dates. The terms the “Company,” “PNM”, “we,” “us,” and “our” refer to Public Service Company of New Mexico where appropriate.

PROSPECTUS SUPPLEMENT

PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through:

•	our web site at http://www.pnm.com;

•	the SEC web site at http://www.sec.gov; and

•	The New York Stock Exchange, Inc. 20 Broad Street New York, New York 10005.

Additional information about us is available on our web site at http://www.pnm.com. The contents of our web site are not deemed to be a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the SUNs will automatically update, replace and supersede the information contained in this prospectus supplement and in previously filed documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference those future filings as well as the following documents that we have filed previously with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2002, as updated by financial information included in our Current Report on Form 8-K filed June 12, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

•	Current Reports on Form 8-K dated April 10, 2003, April 22, 2003, May 29, 2003, June 12, 2003, July 17, 2003 and August 22, 2003.

You may request a copy of any of these filings at no cost by writing or telephoning us at the following address:

Public Service Company of New Mexico

c/o PNM Resources, Inc.

Investor Relations

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2868

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as all the documents incorporated by reference in them, before making an investment decision.

The Company

We are a public service company that was organized under the laws of the State of New Mexico on May 9, 1917. We are an integrated public utility primarily engaged in the generation, transmission and distribution of electricity; transmission, distribution and sale of natural gas within the State of New Mexico; and the sale and marketing of electricity in the Western United States.

Our utility operations include electric services, gas services and transmission services. Electric services consist of the distribution and generation of electricity for retail electric customers in New Mexico. Gas services include the transportation and distribution of natural gas to end users. Transmission services include sales to third parties as well as providing transmission service for our retail and wholesale operations on our owned or leased transmission lines, interconnected with other utilities in New Mexico, Texas, Arizona, Colorado and Utah. Our wholesale operations consist of the generation and sale of electricity into the wholesale market based on three product lines that include long-term contracts, forward sales and short-term sales.

Upon the completion of a one-for-one share exchange between us and PNM Resources, Inc. on December 31, 2001, we became a wholly owned subsidiary of PNM Resources, Inc.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

The Offering

Issuer	Public Service Company of New Mexico

Notes Offered	$300,000,000 aggregate principal amount of 4.40% Senior Unsecured Notes Due 2008.

Date Interest Starts Accruing	September 17, 2003

Interest Payment Dates	Each March 15 and September 15, commencing March 15, 2004.

Use of Proceeds

We will use the proceeds from the sale of the SUNs to redeem $268,420,000 aggregate principal amount of our outstanding 7.10% Series A Senior Unsecured Notes Due 2005 (including the payment of the redemption premium) and for SUNs issuance expenses.

Optional Redemption

We may at our option redeem some or all of the SUNs at any time or from time to time at the make-whole redemption price discussed in this prospectus supplement under the heading “Description of Senior Unsecured Notes—Redemption Provisions.”

Ranking	The SUNs will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated obligations.

The Trustee	JPMorgan Chase Bank

Ratings

The SUNs have been assigned ratings of Baa3 by Moody’s Investors Service, Inc., BBB- by Standard & Poor’s Ratings Services and BBB- by Fitch Ratings. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the SUNs. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

Risk Factors	See “Risk Factors” and other information in this prospectus supplement for a discussion of factors you should consider before deciding to invest in the SUNs.

Summary Financial and Operating Information

The following selected financial information is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In our opinion, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2003 have been made. The income statement data for the six months ended June 30, 2003 is not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

	Year Ended December 31,					Six Months Ended June 30, (Unaudited)
	2002	2001	2000	1999	1998	2003
	(dollars in thousands)
Income Statement Data:
Operating Revenues	$1,093,605	$2,250,466	$1,511,539	$1,111,343	$1,092,445	$727,790
Operating Income	108,655	222,677	132,474	120,079	135,649	64,400
Net Earnings	61,630	149,847	100,360	82,569	82,096	67,877
Balance Sheet Data:
Total Assets	2,846,835	2,786,788	2,889,917	2,723,268	2,668,603	3,010,415
Ratio of Earnings to Fixed Charges*	2.13	3.65	3.05	2.40	2.19	2.10

*	As defined by Item 503(d) of Regulation S-K of the SEC, “Earnings” represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments—net and (d) fixed charges. “Fixed Charges” as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

RISK FACTORS

Before investing in the notes, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the heading “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus. Each of the risks below could result in a decrease in the value or trading price of the SUNs and your investment therein. Although we have tried to discuss key factors in this prospectus supplement, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

We are subject to complex government regulation which may have a negative impact on our business and our results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence our operating environment and may affect our ability to recover costs from utility customers. In particular, the New Mexico Public Regulation Commission (“PRC”), Federal Energy Regulatory Commission (the “FERC”), the Nuclear Regulatory Commission, the Environmental Protection Agency and the New Mexico Environment Department regulate many aspects of our utility operations, including siting and construction of facilities, conditions of service, and the rates that we can charge customers. We are required to have numerous permits, approvals and certificates from these agencies. We believe the necessary permits, approvals and certificates have been obtained for our existing operations. However, we are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations may require us to incur additional expenses or change how we operate our business, and therefore have an adverse impact on our results of operations.

Our revenues are affected by factors beyond our control.

Our revenues are affected by the demand for electricity and natural gas. That demand can vary greatly based upon:

•	weather conditions, seasonality and temperature extremes,

•	fluctuations in economic activity and growth in our service area; and

•	fluctuations in economic activity and growth in the Western region of the United States.

Severe weather conditions, accidents and other catastrophic events can disrupt or limit our ability to deliver electricity and natural gas. Weather conditions will also impact the revenues that we obtain from our electric wholesale sales. Very warm and very cold temperatures, especially for prolonged periods, can dramatically increase the demand for electricity for cooling and heating, respectively, as opposed to the effect of more moderate temperatures. Very warm temperatures inside our service territory reduce the amount of power we can sell on the wholesale market.

Drought conditions in New Mexico generally, and especially in the Four Corners region, in which the San Juan Generating Station (“SJGS”) and Four Corners Power Plant are located, may affect the water supply for our generating plants in 2003, as well as later years, if adequate precipitation is not received in the watersheds that supply the applicable areas. The United States Bureau of Reclamation (“USBR”) is working to assess the adequacy of the water supply under our USBR contract for 16,200 acre-feet of water per year (“A.F.”) that supplies SJGS. Additionally, various stakeholders in the San Juan Basin, including the New Mexico State Engineer, are evaluating what water rights might be affected by the drought conditions, including water rights pursuant to the New Mexico state permit that provide 8,000 A.F. of water to SJGS and approximately 28,000 A.F. to the Four Corners Power Plant. In April 2003, we negotiated a supplemental water supply contract with the Jicarilla Apache Nation for 8,300 A.F. to assist SJGS in meeting its water requirement even if there is a water shortage. USBR has approved a supplemental contract for 8,300 A.F. for a one-year term and environmental approvals have been obtained. We have also negotiated and signed a voluntary shortage sharing agreement with tribes and other water users in the San Juan Basin for a one-year term. Although our operations have not been materially affected by the drought conditions to date, should the drought conditions continue or regulators or legislators take action to limit our supply of water, our business may be adversely impacted.

Our financial performance depends on our power plants and transmission and distribution system being operational.

Unscheduled maintenance outages and other performance problems with our electric generation assets may adversely affect our ability to control costs and to sell excess power in the wholesale market. Failures of transmission or distribution facilities may cause interruptions in the services we provide. These performance problems and equipment failures and resulting service interruptions could result in lost revenues and additional costs.

Our electric rate reduction and rate freeze could affect our profit margin if we do not control our costs.

With PRC approval, we agreed to decrease our electric retail rates by 6.5% in two phases over the next three years: 4% effective September 2003, and an additional 2.5% effective September 2005. We also agreed to freeze the reduced rates through December 31, 2007. Our costs, however, are not frozen. Thus, our ability to maintain our profit margins depends upon increased demand for electricity and our efforts to control our costs supplying that electricity.

We anticipate being able to reduce base fuel costs as a result of our revised coal contract relating to the new underground mine serving the San Juan Generating Station. However, if the anticipated base fuel cost savings do not occur because of problems at the new mine or if we cannot control other operating expenses, then the rate freeze will affect our profit margin. The rate freeze will also affect our ability to recover from our customers costs associated with investments in our generation, transmission and distribution facilities since we will not be able to increase rates to recover those costs. Our rate freeze agreement does, however, allow us to seek a general rate adjustment for certain changes in environmental or tax laws.

Our participation in the Western wholesale power market exposes us to increased scrutiny and certain refund proceedings.

As a result of our participation in the Western wholesale power market during the well publicized California energy crisis of the summer of 2001, we are a party to certain refund proceedings and investigations by the FERC and other federal and state governmental authorities. We believe that we did not engage in any improper wholesale activities and are complying with all applicable laws, but we are unable to predict the ultimate outcome of these proceedings on our business or whether and when we may be directed to make any refunds.

The outcome of our general gas rate case is uncertain.

On January 10, 2003, we filed a gas general rate case, asking the PRC to approve an increase in the service fees charged to our 441,000 natural-gas customers. The proposal would have increased both the set monthly service fee and the charge tied to monthly usage. On June 25, 2003, PNM, the PRC staff, and a group of industrial consumers filed a settlement, which would allow us a $20 million annual revenue increase in base cost of service rates, a $1.6 million annual increase in miscellaneous fees and charges and the recovery of $4.4 million in previously approved costs. The settlement rates are proposed to go in effect for bills rendered in November 2003 and would provide us with an opportunity to earn 10.25% return on equity. The settlement, however, is opposed by the United States Executive Agencies. A hearing was held and concluded in July 2003. We cannot predict whether the PRC will accept the proposed settlement and the recommended decision from the hearing examiner is not expected until mid- to late September 2003. We are unable to predict the ultimate outcome of this proposed settlement.

USE OF PROCEEDS

We will use the proceeds from the sale of the SUNs to redeem $268,420,000 aggregate principal amount of our outstanding 7.10% Series A Senior Unsecured Notes Due 2005 (including the payment of the redemption premium) and for SUNs issuance expenses.

CAPITALIZATION

The following table shows our capitalization and short-term debt as of June 30, 2003, and as adjusted to give effect to the offering of the SUNs and the application of the net proceeds from their sale. You should read the information in this table together with the section of this prospectus supplement entitled “SUMMARY— Summary Financial and Operating Information” and the financial statements and the related notes to such financial statements included or incorporated by reference in this prospectus supplement.

	Outstanding at June 30, 2003 (Unaudited)	As Adjusted(a) June 30, 2003 (Unaudited)
	(dollars in thousands)
Short-Term Debt	$172,090	$172,090
Capitalization:
Common Stockholders’ Equity	966,612	966,612
Minority Interest	11,437	11,437
Cumulative preferred stock without mandatory redemption requirements	12,800	12,800
Long-Term Debt	953,934	985,514

Capitalization and Short-Term Debt(b)	$2,116,873	$2,148,453

(a)	The capitalization amounts are adjusted to reflect the issuance of $300,000,000 of SUNs and the repayment of $268,420,000 of 7.10% Senior Unsecured Notes Due 2005.
(b)	Capitalization and Short-Term Debt does not include the present value of our operating lease obligations for the Delta Person operating lease, portions of Palo Verde Nuclear Generating Station Units 1 and 2, and a portion of the Eastern Interconnection Project as debt.

DESCRIPTION OF SENIOR UNSECURED NOTES

The following description of the SUNs offered by this prospectus supplement and the accompanying prospectus supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the SUNs set forth in the accompanying prospectus under the caption “Description of Senior Unsecured Notes.” The following summary is qualified in its entirety by reference to the Indenture dated as of August 1, 1998, between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus supplement and the accompanying prospectus as the Indenture. Capitalized terms used but not defined in this section shall have the meanings ascribed to those terms in the Indenture.

General

The SUNs offered by this prospectus supplement and the accompanying prospectus constitute a separate series of SUNs under the Indenture. A supplemental indenture will supplement the Indenture and establish the specific terms of the SUNs. The SUNs will be issued in denominations of $1,000 and integral multiples of $1,000.

The SUNs will bear interest from the original issuance date at the rate shown in the title, payable semi-annually (to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date) on March 15 and September 15 of each year beginning March 15, 2004. Upon issuance, the SUNs will be represented by one or more Registered Global SUNs that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of DTC or its nominee. For so long as the SUNs are registered in the name of DTC, or its nominee, the principal and interest due on the SUNs will be payable by us or our agent to DTC for payment to its participants for subsequent disbursement to the beneficial owners. See “Description of Senior Unsecured Notes—Global SUNs” in the accompanying prospectus.

Optional Redemption

We may redeem the SUNs, at any time in whole or from time to time in part, at our option, on not less than 30 days nor more than 60 days notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the SUNs being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the SUNs being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.25%, plus, in either case, accrued and unpaid interest thereon to the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the SUNs that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the SUNs.

“Comparable Treasury Price” means, with respect to any redemption date, the average of three Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer(s) selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

If less than all of the SUNs are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular SUNs or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of the SUNs to be redeemed (which, as long as the SUNs are held in the book-entry only system, will be DTC (or its nominee) or a successor to DTC); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of SUNs as to which there shall have been no such failure or defect. Such notice may state that such redemption shall be conditional upon receipt by the Paying Agent or Agents (as defined in the Indenture) for such SUNs, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such SUNs and that if such money shall not have been so received such notice shall be of no force or effect and we shall not be required to redeem such SUNs. On and after the date fixed for redemption (unless we shall default in the payment of the SUNs or portions thereof to be redeemed at the redemption price, together with interest accrued thereon to such date), interest on the SUNs or the portions thereof so called for redemption shall cease to accrue.

The SUNs have no sinking fund provisions.

Defeasance and Covenant Defeasance

The SUNs, in whole or in any specified part, shall be defeasible pursuant to the Defeasance and the Covenant Defeasance provisions of the Indenture. See “Description of Senior Unsecured Notes—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as the joint bookrunning managers of the offering of the SUNs, and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of SUNs set forth opposite each underwriter’s name.

Underwriters	Principal Amount of SUNs
Banc of America Securities LLC	$86,687,000
Citigroup Global Markets Inc.	86,687,000
J.P. Morgan Securities Inc.	86,687,000
Fleet Securities, Inc.	10,320,000
Morgan Stanley & Co. Incorporated	10,320,000
Wachovia Capital Markets, LLC	10,320,000
BOSC, Inc.	5,574,000
Wells Fargo Brokerage Services, LLC	3,405,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the SUNs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the SUNs if they purchase any of the SUNs.

The underwriters propose to offer some of the SUNs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SUNs to dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the SUNs. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the SUNs, on sales to other dealers. After the initial offering of the SUNs to the public, the representatives may change the public offering prices and other selling terms.

The underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the SUNs) equal 0.60%.

It is expected that delivery of the SUNs will be made, against payment of the SUNs, on or about September 17, 2003, which will be the sixth business day following the date of pricing of the SUNs. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the SUNs, who wish to trade the SUNs on the date of this prospectus supplement or the two next succeeding business days, will be required, because the SUNs initially will settle within six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the SUNs who wish to trade on the date of this prospectus supplement or the two next succeeding business days should consult their own legal advisors.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell SUNs in the open market. These transactions may include over-allotment, syndicate-covering transactions and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales of SUNs in excess of the principal amount of SUNs to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate-covering transactions involve purchases of the SUNs in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of SUNs made for the purpose of preventing or retarding a decline in the market price of the SUNs while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when any of the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases SUNs originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the SUNs. They may also cause the price of the SUNs to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (excluding underwriting discounts) will be $450,000, a portion of which expenses the underwriters have agreed to reimburse us.

The underwriters or their affiliates have performed various investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the SUNs available for distribution on the Internet through a proprietary website and/or third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and each of its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from each of Banc of America Securities LLC and J.P. Morgan Securities Inc. based on transactions Banc of America Securities LLC and J.P. Morgan Securities Inc. conduct through the system. Both Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the SUNs available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated June 12, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include explanatory paragraphs referring to the realignment of segments for financial reporting purposes and our adoption of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities).

Our financial statement schedules incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K (as updated by our Current Report on Form 8-K dated June 12, 2003) have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference.

The aforementioned reports have been so incorporated and included in reliance upon such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002 and June 30, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information (which review report includes an explanatory paragraph related to the Company’s adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations). Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY

The validity of the SUNs will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico and for the underwriters by Pillsbury Winthrop LLP, New York, New York. In giving their opinions, Keleher & McLeod, P.A. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP, and Pillsbury Winthrop LLP may rely as to all matters of New Mexico law upon the opinion of Keleher & McLeod, P.A. Pillsbury Winthrop LLP has rendered, and may in the future render, legal services to us and our affiliates.

PROSPECTUS

$500,000,000

PUBLIC SERVICE COMPANY OF

NEW MEXICO

SENIOR UNSECURED NOTES

AND

PREFERRED STOCK

We may offer from time to time up to an aggregate of $500,000,000 of our securities. We will provide specific terms of our securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See also “Plan of Distribution” on page 16 of this prospectus.

Our principal executive offices are located at Alvarado Square, Albuquerque, New Mexico, 87158 and our telephone number is (505) 241-2700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the securities or combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we offer any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or with our other SEC filings incorporated by reference in the registration statement.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “PNM”, “we”, “our”, “us”, or similar references mean Public Service Company of New Mexico and all of its subsidiaries.

PUBLIC SERVICE COMPANY OF NEW MEXICO

We are a public service company that was organized under the laws of the State of New Mexico on May 9, 1917. We are a public utility primarily engaged in the generation, transmission, distribution, sale and marketing of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico.

Our utility operations include electric services and gas services. Electric services consist of the distribution, transmission and generation of electricity for retail electric customers in New Mexico. Gas services include the transportation and distribution of natural gas to end users. Our wholesale operations consist of the generation and sale of electricity into the wholesale market based on three product lines which are long-term contracts, forward sales and short-term sales.

Upon the completion of a one-for-one share exchange between us and PNM Resources, Inc. on December 31, 2001, we became a wholly owned subsidiary of PNM Resources, Inc.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at www.pnm.com. Information contained on our website does not constitute part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus. Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of these securities will automatically update, replace and supersede the information contained in this prospectus and in previously filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference those future filings as well as the following documents that we have filed previously with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2002, as updated by financial information included in the Current Report on Form 8-K filed June 12, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Current Reports on Form 8-K dated April 10, 2003, April 22, 2003, May 29, 2003 and June 12, 2003.

You may request a copy of any of these this filings at no cost by writing or telephoning us at the following address:

Public Service Company of New Mexico

c/o PNM Resources, Inc.

Investor Relations

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2477

You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any state where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,					Three Months Ended March 31, 2003
2002	2001	2000	1999	1998
2.13	3.65	3.05	2.40	2.19	1.64

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table shows our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Year Ended December 31,					Three Months Ended March 31, 2003
2002	2001	2000	1999	1998
2.12	3.63	3.03	2.38	2.18	1.63

USE OF PROCEEDS

Except as may otherwise be set forth in a prospectus supplement, the proceeds from the sale of these securities may be used to retire outstanding debt, to finance a portion of our capital expenditures and for other general corporate purposes.

DESCRIPTION OF SENIOR UNSECURED NOTES

General

The following description sets forth certain general terms and provisions of our senior unsecured notes, or SUNs. When we offer SUNs in the future, a prospectus supplement will explain the particular terms of those SUNs, and the extent to which any of these general provisions will not apply.

The SUNs will be our unsecured and unsubordinated obligations ranking equally with all of our existing and future unsecured and unsubordinated obligations. We may issue the SUNs from time to time in one or more series, under the indenture dated as of August 1, 1998 between us and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (Trustee). This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the Indenture.

We have summarized selected provisions of the Indenture below. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the SUNs for a complete understanding of the provisions that may be important to you. You should also read this prospectus and any applicable prospectus supplement before you make any investment decision. The following descriptions of the SUNs and the Indenture are qualified by reference to the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Senior Unsecured Notes,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the SUNs.

The prospectus supplement relating to any series of SUNs being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the SUNs;

•	the total principal amount of the SUNs;

•	the date or dates on which the principal of the SUNs will be payable and how it will be paid;

•	the rate or rates at which the SUNs will bear interest, if any, and how the rate or rates will be determined;

•	the date or dates from which interest on the SUNs will accrue, the interest payment dates on which interest will be paid, and the record dates for the interest payments;

•	the right, if any, to extend the interest payment periods for the SUNs and the duration of the extension;

•	the place or places where payments will be made;

•	whether we have the option to redeem the SUNs and, if so, the terms of our redemption option;

•	any sinking fund or other provisions or options held by holders of the SUNs that would obligate us to repurchase or otherwise redeem the SUNs;

•	if the SUNs will be issued in denominations other than $1,000;

•	any index or formula used for determining principal, premium or interest;

•	the currency in which payments will be made if other than United States dollars, and the manner of determining the equivalent of those amounts in United States dollars;

•	if payments may be made on any of the SUNs, at our election or at the holder’s election, in a currency other than that in which the SUNs are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•	whether the provisions described under “Discharge, Defeasance and Covenant Defeasance” will apply to the SUNs;

•	whether the SUNs will be issuable as global securities and, if so, the securities depositary;

•	any changes or additions to the events of default under the Indenture or changes or additions to our covenants under the Indenture; and

•	any other terms of the SUNs not inconsistent with the terms of the Indenture.

(See Section 3.01)

All SUNs of any one series will be substantially identical except as to denomination and except as may otherwise be determined in the manner provided for in the Indenture. (See Section 3.01)

The SUNs are not secured by any property or assets and represent our unsecured debt obligations. As discussed below under “—Restrictions on Liens and—Restrictions on Sale and Lease-Back Transactions,” the Indenture contains certain limitations on our ability to create liens and enter into sale and leaseback transactions. Such limitations do not afford holders of the SUNs protection in the event of a highly leveraged or other transaction involving us that may adversely affect the holders of the SUNs. The Indenture does not limit our ability to pay dividends or limit our ability to incur other unsecured and unsubordinated debt ranking equally with all of our existing and future unsecured and unsubordinated obligations. However, debt to capital requirements in certain of our financial instruments and regulatory agreements would limit the amount of additional debt we could issue.

SUNs may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations which may apply to SUNs sold at an original issue discount or denominated in a currency other than United States dollars.

Global SUNs

We may issue some or all of the SUNs as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing SUNs, that person will be considered the sole owner and holder of the global security and the SUNs it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•	may not have the global security or any of the SUNs it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated SUNs in exchange for the global security; and

•	will not be considered the owners or holders of the global security or any of the SUNs it represents for any purposes under the SUNs or the Indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing SUNs is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of SUNs the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

Payments to owners of beneficial interests held through participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing SUNs, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	PNM;

•	the Trustee; or

•	an agent of either of them.

Redemption

We will set forth any terms for the redemption of the SUNs in a prospectus supplement. Unless we indicate differently in a prospectus supplement, the SUNs will be redeemable upon notice by mail to the holders between 30 and 60 days prior to the redemption date. If less than all of the SUNs of any series are to be redeemed, the Trustee will select the SUNs to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 11.03 and 11.04)

The SUNs will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once the SUNs are surrendered for redemption. (See Section 11.06) If only part of a SUN is redeemed, the Trustee will deliver to you a new SUN of the same series for the remaining portion without charge. (See Section 11.07)

We may make any redemption, at our option, conditional upon the receipt by the paying agent or agents, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent or agents have not received the money by the date fixed for redemption, we will not be required to redeem the SUNs. (See Section 11.04)

Payment

Except as may be provided in the prospectus supplement, interest, if any, on each SUN payable on each interest payment date will be paid to the person in whose name the SUN is registered as of the close of business on the regular record date for the interest payment date. Interest payable at maturity, however, will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any SUN, the defaulted interest may be paid to the holder of that SUN as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date we proposed for payment of the defaulted interest, or in any other manner permitted by any securities exchange on which that SUN may be listed, if the Trustee finds it practicable. (See Section 3.07)

Registration of Transfer and Exchange

Unless otherwise specified in a prospectus supplement, the transfer of the SUNs may be registered, and the SUNs may be exchanged for other SUNs of the same series, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee. We may change the place for registration of transfer and exchange of the SUNs and may designate additional places for registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the SUNs. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of:

•	any SUN during a period of 15 days prior to giving any notice of redemption; or

•	any SUN selected for redemption except the unredeemed portion of any SUN being redeemed in part.

(See Section 3.05)

Restrictions on Liens

The Indenture provides that so long as any SUNs are outstanding, we will not issue, assume, or guarantee any Debt (as defined below) secured by any mortgage, security interest, pledge, or lien (Mortgage) of or upon any of our stock or on any Operating Property (as defined below), owned as of the date of the Indenture or thereafter acquired, without also securing the outstanding SUNs (so long as the other Debt is so secured) equally and ratably with the Debt.

This limitation does not apply in the case of any Debt secured by:

•	Mortgages on any property or shares of stock existing at the time we acquired them;

•	Mortgages on any property or shares of stock of an entity with which we consolidated or merged or which transfers or leases all or substantially all of its properties to us;

•	Mortgages on any property to secure all or part of the cost of acquiring, constructing, developing, or substantially repairing, altering, or improving the property, or to secure indebtedness incurred to provide funds for any of these purposes or for the reimbursement of funds previously expended for any of these purposes if created within a certain period;

•	Mortgages in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or substantially repairing, altering, or improving the property subject to such Mortgages;

•	Mortgages on any property (x) which, at any time subsequent to January 1, 1985 through the date of the Indenture, was leased to us, or (y) pursuant to the terms of any lease to us in effect at any time subsequent to January 1, 1985 through the date of the Indenture, title to which would not have been vested in us (assuming that the lease remained in effect on the date of determination as the lease was in effect immediately prior to the date of the Indenture);

•	the extension, renewal or replacement of any Mortgage referred to above; provided, however, that the principal amount of Debt so secured and not otherwise authorized by the previous clauses, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, or replacement, so secured at the time of such extension, renewal, or replacement.

Notwithstanding the foregoing, so long as any SUNs are outstanding, we may issue, assume, or guarantee Debt, or permit to exist Debt, secured by mortgages which would otherwise be subject to the foregoing restrictions up to an aggregate principal amount that, together with the principal amount of all of our other Debt, secured by mortgages (other than mortgages permitted by the Indenture that would otherwise be subject to the foregoing restrictions) and the Value (as defined below) of all Sale and Lease-Back Transactions (as defined below) in existence at such time (other than certain Sale and Lease-Back Transactions specified in the Indenture), does not exceed at the time the greater of ten percent (10%) of Net Tangible Assets (as defined below) or ten percent (10%) of Capitalization (as defined below).

(See Section 10.05)

Restrictions on Sale and Lease-Back Transactions

The Indenture provides that so long as any SUNs are outstanding, we will not enter into any Sale and Lease-Back Transaction with respect to any Operating Property if the commitment by the purchaser was obtained more than 18 months after the later of (i) the completion of the acquisition, construction, or development of the Operating Property or (ii) the placing in operation of the Operating Property or of the Operating Property as constructed, developed, or substantially repaired, altered, or improved, unless:

•	we are entitled pursuant to the Indenture to issue, assume, or guarantee Debt secured by a mortgage on such Operating Property without equally and ratably securing the SUNs; or

•	we are entitled pursuant to the Indenture, after giving effect to the Sale and Lease-Back Transaction, to incur $1.00 of additional Debt secured by mortgages; or

•	we apply or cause to be applied:

–	in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not in excess of the net book value of the Operating Property at the date of sale or transfer), or,

–	in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased, to the retirement, within 180 days after the effective date of the Sale and Lease-Back Transaction, of our Debt ranking senior to, or equally with, the SUNs. However, the amount to be applied to the retirement of Debt will be reduced by an amount equal to the principal amount, plus any premium or fee paid in connection with any redemption in accordance with the terms of Debt voluntarily retired by us within the 180-day period, excluding retirement pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

(Section 10.10)

Certain Definitions

The term “Capitalization,” as used above, means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) any common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

The term “Debt,” as used above, means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

The term “Net Tangible Assets,” as used above, means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests.

The term “Operating Property,” as used above, means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with generally accepted accounting principles.

The term “Sale and Lease-Back Transaction,” as used above, means any arrangement with any entity providing for the leasing to us of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than forty-eight (48) months), which Operating Property has been or is to be sold or transferred by us to such entity; provided, however, Sale and Lease-Back Transaction shall not include any arrangement (i) first entered into prior to the date of the Indenture and (ii) involving the exchange of any Operating Property for any property subject to an arrangement specified in the preceding clause (i).

The term “Value,” as used above, means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds to us from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (2) the net book value of such property, as determined in accordance with generally accepted accounting principles by us at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

Restrictions on Mergers and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all SUNs and under the Indenture;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	we deliver to the Trustee, an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

(See Section 8.01)

Discharge, Defeasance and Covenant Defeasance

The Indenture provides that we may be:

•	discharged from our obligations, with certain limited exceptions, with respect to any series of SUNs, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

•	released from our obligations under certain restrictive covenants especially established with respect to any series of SUNs, including the covenants described under “Restrictions on Liens” and “Restrictions on Sale-Leaseback Transactions” as described in the Indenture, such a release being called a “covenant defeasance” in this prospectus. (See Sections 13.02 and 13.03)

We must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those SUNs on the maturity dates of those payments or upon redemption. (See Section 13.04)

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant SUNs in which holders of those SUNs might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws. (See Section 13.04)

Under current United States federal income tax law, unless accompanied by other changes in the terms of the SUNs, a covenant defeasance should not be treated as a taxable exchange.

Modification of the Indenture

We and the Trustee may enter into one or more supplemental indentures without the consent of any holder of the SUNs for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the SUNs;

•	to add to our existing covenants or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the SUNs of any series in any material respect, that change, elimination, or addition will become effective only:

–	when the consent of the holders of a majority in aggregate principal amount of the SUNs of that series has been obtained in accordance with the Indenture; or

–	when no SUNs of the affected series remain outstanding under the Indenture;

•	to secure the SUNs;

•	to establish the form or terms of the SUNs of any other series as permitted by the Indenture;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for or facilitate the administration of the trusts by more than one Trustee;

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of the SUNs of any series in any material respect.

(See Section 9.01)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act of 1939. We and the Trustee may, without the consent of any of the holders, enter into one or more supplemental indentures to evidence that amendment. (See Section 9.01)

The consent of the holders of a majority in aggregate principal amount of the SUNs of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of SUNs outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of the outstanding SUNs of all series that are directly affected will be required. No amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any SUN, or reduce the principal amount of any SUN or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any SUN, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding SUNs of any series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify certain provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the SUNs of any series, without the consent of the holder of each outstanding SUN affected thereby.

(See Section 9.02)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of SUNs, or modifies the rights of the holders of the SUNs of one or more series, will not affect the rights under the Indenture of the holders of the SUNs of any other series. (See Section 9.02)

The Indenture provides that the SUNs owned by us or anyone else required to make payment on the SUNs will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 1.01)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, in certain situations. If the record date is fixed, the holders of the outstanding SUNs of the relevant series on that record date, and no other holders, will be entitled to take or revoke the relevant action, whether or not those holders remain holders after that record date. No action, however, will be effective unless taken on or prior to the applicable expiration date by holders of the requisite principal amount of the outstanding SUNs of that series on that record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same SUNs and the holder of every SUN issued upon the registration of transfer of or in exchange of those SUNs. A transferee will be bound by our acts or those of the Trustee taken in reliance thereon, whether or not notation of that action is made upon that SUN. (See Section 1.04)

Events of Default

“Event of default” when used in the Indenture with respect to any series of SUNs, means any of the following:

•	failure to pay interest on any SUN of the applicable series for 60 days after it is due;

•	failure to pay the principal of or premium on any SUN of the applicable series when due (whether at maturity or upon earlier redemption);

•	failure to pay the deposit of any sinking fund payment, when and as due by the terms of the applicable series;

•

failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of SUNs, that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of a majority in principal amount of the SUNs of such series; however, the Trustee or the Trustee and such holders can agree to an extension of the 90-day period and this extension will be automatic if we are diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of PNM; or

•	any other event of default provided with respect to the SUNs of that series.

(See Section 5.01).

Remedies

Acceleration of Maturity

If an event of default with respect to any one series of SUNs occurs and continues, either the Trustee or the holders of a majority in principal amount of the outstanding SUNs of that series may declare the principal amount of all the SUNs of that series to be due and payable immediately. However, if the event of default is applicable to more than one series of SUNs, the Trustee or the holders of a majority in principal amount of all the outstanding SUNs of all series, considered as one class, and not the holders of any one series, may make a declaration of acceleration. (See Section 5.02)

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

–	all overdue interest on all the SUNs of the series;

–	the principal of and premium, if any, on any SUNs of the series which have otherwise become due and interest, if any, that is currently due;

–	interest, if any, on overdue interest (to the extent lawful); and

–	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the SUNs of that series has been cured or waived as provided in the Indenture.

(See Section 5.02)

The holders of a majority in principal amount of the outstanding SUNs of any series may on behalf of the holders of all the SUNs of that series waive any past default under the Indenture with respect to that series and its consequences, except a default (i) in the payment of the principal of or any premium or interest on any SUN of that series, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding SUN of the series affected. However, if a default occurs and continues with respect to more than one series of SUNs, the holders of a majority in aggregate principal amount of the outstanding SUNs of all such series, considered as one class, has the right to waive the default, and not the holders of the SUNs of any one such series. Upon any waiver, the default ceases to exist, and any and all events of default arising therefrom is deemed to have been cured, for every purpose of the Indenture; but no waiver will extend to any subsequent or other default or impair any right consequent thereon. (See Section 5.13)

Right to Direct Proceedings

If an event of default with respect to any series of SUNs occurs and continues, the holders of a majority in principal amount of the outstanding SUNs of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the SUNs of that series. However, if an event of default occurs and continues with respect to more than one series of SUNs, the holders of a majority in aggregate principal amount of the outstanding SUNs of all such series, considered as one class, have the right to make the direction, and not the holders of the SUNs of any one of such series and that (i) such direction will not be in conflict with any rule of law or with the Indenture; (ii) the Trustee may take any other action deemed proper by the Trustee and not inconsistent with direction, and (iii) subject to the provisions of the Indenture the Trustee will have the right to decline to follow any direction if the Trustee in good faith determines that the proceeding so directed would involve the Trustee in personal liability. (See Section 5.12)

Limitation on Right to Institute Proceedings

No holder of SUNs of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding SUNs of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

•	the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of the holders during that period.

(See Section 5.07)

No Impairment of Right to Receive Payment

The limitations on the right to institute proceedings, however, do not apply to a suit by a holder of a SUN for payment of the principal of or premium, if any, or interest if any, on that SUN on or after the applicable due date. (See Section 5.08)

Annual Notice to Trustee

We will provide to the Trustee an annual statement by an appropriate officer as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (See Section 10.04)

Notices

Notices to holders of the SUNs will be given by mail to the holders at the addresses that appear in the security register. (See Section 1.06)

Title

We, the Trustee, and any of our agents or the agents of the Trustee, may treat the person in whose name the SUNs are registered as the absolute owner thereof, whether or not such SUNs may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 3.08)

Governing Law

The Indenture and the SUNs are governed by, and construed in accordance with, the laws of the State of New York. (See Section 1.12)

Regarding the Trustee

The Trustee is JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank. In addition to acting as Trustee, JPMorgan Chase Bank acts, and may act, as trustee under our and our affiliates’ other various indentures and trusts. JPMorgan Chase Bank also participates in our revolving credit facility and affiliates of JPMorgan Chase Bank are lessors with respect to three of our leases relating to the sale and leaseback of portions of Unit 1 and Unit 2 of the Palo Verde Nuclear Generating Station.

The Trustee may resign at any time by giving us written notice or be removed at any time by an act of the holders of a majority in principal amount of any series of SUNs then outstanding delivered to the Trustee and PNM. In addition, provided that no event of default has occurred or is continuing, we may appoint a new trustee upon delivering to the Trustee, a resolution of our board of directors appointing a successor trustee and the successor’s acceptance of our appointment. In this case, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. In any event, the resignation or removal of the Trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by a successor trustee. (See Section 6.10)

The Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and continues. In case an event of default occurs and continues, the Trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (See Section 6.01)

DESCRIPTION OF PREFERRED STOCK

The following descriptions of our capital stock and the relevant provisions of our Restated Articles of Incorporation and By-Laws are summaries and are qualified by reference to our Restated Articles of Incorporation and By-Laws which have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part. The following also summarizes certain applicable provisions of the New Mexico Business Corporation Act and the New Mexico Public Utility Act and those summaries are qualified by reference to those Acts.

Our Capital Stock, Generally

Our authorized capital stock consists of 10,000,000 shares of preferred stock, without par value, issuable in series from time to time, and 40,000,000 shares of common stock, without par value. As of May 31, 2003, our only series of outstanding preferred stock is our Cumulative Preferred Stock, 1965 Series, 4.58%, of which 128,000 shares are outstanding. All of our common stock is currently held by PNM Resources.

Preferred Stock

Our board of directors is authorized by resolution to provide from time to time for the issuance of shares of preferred stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of preferred stock and its restrictions or qualifications, limited to the following:

•	the serial designation, authorized number of shares and the stated value;

•	the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

•	the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

•	the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of our assets;

•	any sinking find provisions for redemption or purchase of shares of any series;

•	the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other series of preferred stock of the corporation, but may not be converted into, or exchanged for, shares of our common stock;

•	the voting rights, if any, for the shares of each series, limited to circumstances when:

–	we fail to pay dividends on the applicable series; and

–	when a proposed amendment to our Restated Articles of Incorporation would have an adverse impact on the rights and privileges of our preferred stockholders.

The holders of our preferred stock do not have a preemptive right to acquire authorized but unissued shares, securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by our board of directors.

A prospectus supplement will describe the terms of any preferred stock being offered, including whether the preferred stock will be listed on any securities exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and other documents we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and estimates and we assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by the forward-looking statements, we caution investors not to place undue reliance on these statements. Factors that could cause actual results to differ, and that will affect our future financial condition, cash flow and operating results include interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, the performance of generating units and transmission system, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect us and that could cause actual results to differ from those expressed or implied by our forward-looking statements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and also our current and future Current Reports on Form 8-K, filed with the SEC.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of purchasers or to a single purchaser.

Through Underwriters or Dealers

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to offered securities will be named in the prospectus supplement relating to the offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to some conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Through Agents

Offered securities may be sold through agents designated by us from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities for which the prospectus supplement is delivered as well as any commissions that we will pay to that agent. Unless otherwise indicated in the prospectus supplement, that agent will be acting on a reasonable best efforts basis for the period of its appointment.

Directly

We may sell the offered securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the offered securities, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the offered securities from us at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to the conditions set forth in the prospectus supplement, which will also set forth the commission payable for solicitation of the contracts.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribution by us with respect to payments which those agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated June 12, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include explanatory paragraphs referring to the realignment of segments for financial reporting purposes and its adoption of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities).

The financial statement schedules of the Company incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K (as updated by the Company’s Current Report on Form 8-K dated June 12, 2003) have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference.

The aforementioned reports have been so incorporated and included in reliance upon such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information (which review report includes an explanatory paragraph related to the Company’s adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations). Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY

The validity of the offered securities will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico, and, for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. In giving their opinions, Keleher & McLeod, P.A. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP and Pillsbury Winthrop LLP may rely as to all matters of New Mexico law upon the opinion of Keleher & McLeod, P.A. Pillsbury Winthrop LLP has rendered, and may in the future render, legal services to us and our affiliates.